EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Zomedica Corp. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Zomedica Corp. on Forms S-1 (File No. 333-239278 and File No. 333-238322), on Form S-3 (File No. 333-229014), and on Forms S-8 (File No. 333-253934, File No. 333-237249, File No. 333-229343, File No. 333-223893 and File No. 333-221992).

 /s/ GRANT THORNTON LLP

Cincinnati, Ohio

March 1, 2022